Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com

News Release	Exhibit 99.1

MARSH & MCLENNAN COMPANIES ANNOUNCES CHANGES TO SENIOR MANAGEMENT TEAM
Daniel Glaser named Group President and Chief Operating Officer of Marsh & McLennan Companies; Peter Zaffino named CEO of Marsh; Alex Moczarski named CEO of Guy Carpenter

NEW YORK, April 20, 2011 – Marsh & McLennan Companies, Inc. (NYSE: MMC) today announced several changes to its senior management team.

Daniel S. Glaser, age 50, has been appointed to the newly created position of Group President and Chief Operating Officer, Marsh & McLennan Companies.  Mr. Glaser had previously been Chairman and Chief Executive Officer of Marsh, a position he assumed in December 2007.

In his role as Group President and COO, Mr. Glaser will have operational and strategic oversight of Marsh & McLennan Companies’ Risk & Insurance and Consulting segments.  In addition, Mr. Glaser will have responsibility for the Company’s technology, business services, and international and client development functions.  Mr. Glaser will continue to report to Brian Duperreault, President and Chief Executive Officer of Marsh & McLennan Companies.

“Since his return to Marsh in late 2007, Dan has produced outstanding results,” said Mr. Duperreault.  “Marsh has dramatically improved its profitability and performance, and I have every confidence that Dan will bring the same leadership qualities, strategic thinking and operational excellence to his new role as Group President and Chief Operating Officer.”

In explaining the rationale for creating the role of Group President and COO, Mr. Duperreault commented:  “The first phase of the turnaround we began in 2008 is now complete.  After a strong 2010, our goal moving forward is to deliver sustainable growth in revenue and profitability across all of our operating companies.  The Board of Directors and I believe that Dan’s appointment will allow us to sharpen our focus as an organization and accelerate our progress toward this goal.”

Prior to joining Marsh, Mr. Glaser had been Managing Director of AIG Europe (U.K.) Limited, and a Senior Vice President of AIG Inc.  Mr. Glaser joined Marsh in 1982 and spent the first ten years of his career in the insurance industry as a Marsh broker.

PETER ZAFFINO NAMED PRESIDENT AND CEO, MARSH INC.

Peter Zaffino, age 44, is named President and Chief Executive Officer of Marsh Inc., succeeding Dan Glaser. Mr. Zaffino had been President and Chief Executive Officer of Guy Carpenter, a position he assumed in early 2008.  Prior to being named Guy Carpenter CEO, Mr. Zaffino held a number of executive management positions within the firm, including Executive Vice President, Head of U.S. Treaty Operations and Head of Global Specialty Practices.  He has more than 20 years of experience in the insurance and reinsurance industry.

“During his tenure at Guy Carpenter, Peter built and led a team that significantly improved performance, solidified the company’s standing as one of the world’s leading reinsurance intermediaries, and positioned the firm as a leading, broad-based risk advisor for the insurance industry.  Building on the foundation created by Dan Glaser, Peter will bring the same vision, tenacity and drive to his new role as CEO of Marsh,” said Mr. Duperreault.

ALEXANDER MOCZARSKI NAMED PRESIDENT AND CEO, GUY CARPENTER

Alexander Moczarski, 55, is named President and Chief Executive Officer of Guy Carpenter, succeeding Peter Zaffino.  Mr. Moczarski had been President of the international division of Marsh Inc., responsible for operations in all areas of the world

outside the U.S. and Canada.   Mr. Moczarski, who has more than 30 years of experience in the insurance industry, joined Marsh in 1993 from AIG.

“As head of Marsh’s international operations, Alex led one of the most profitable and fastest growing parts of the entire corporation.  His deep knowledge of the insurance industry and international markets will enable him to continue the great progress made by Peter Zaffino,” commented Mr. Duperreault.

In closing, Mr. Duperreault noted:  “The appointments of Dan, Peter and Alex underscore the breadth and depth of talent on our leadership team and position us well for future growth.”

ABOUT MARSH & MCLENNAN COMPANIES
Marsh & McLennan Companies is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With more than 51,000 colleagues worldwide and annual revenue exceeding $10 billion, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. Marsh & McLennan Companies website address is www.mmc.com.

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